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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
                                               Commission File Number:  1-18886

                               HS Resources, Inc.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

                      One Maritime Plaza, Fifteenth Floor
                            San Francisco, CA 94111
                                 (415) 433-5795
_______________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $0.001 par value per share
                        Preferred Share Purchase Rights
_______________________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
     Rule 12g-4(a)(l)(i)     [x]          Rule 12h-3(b)(l)(i)     [x]
     Rule 12g-4(a)(l)(ii)    [ ]          Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                          Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:
                                      One
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     Pursuant to the requirements of the Securities Exchange Act of 1934, HS
Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 1, 2001              By:
                                              /s/ GREGORY F. PILCHER
                                          ------------------------------------
                                          Name:  Gregory F. Pilcher
                                          Title: Senior Vice President,
                                                 Secretary and General Counsel




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